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Exhibit 99


Contact:  Paul Orzech
          47-374-2369


MMI Companies, Inc. Completes Offering of $125 Million in Capital
                           Securities


DEERFIELD, IL, December 23, 1997 -- MMI Companies, Inc. (NYSE:MMI) announced today the completion of a private placement of $125 million in Capital Securities of MMI Capital Trust I, a subsidiary of MMI. The Capital Securities are rated a3 by Moody's Investors Service and BBB+ by Standard & Poor's Ratings Services. Each Capital Security will pay cumulative distributions at the annual rate of 7 5/8% semiannually in arrears beginning June 15, 1998 and will have a maturity date of December 15, 2027. Payments on the Capital Securities are fully and unconditionally guaranteed by MMI.

The proceeds of the offering will be used to repay existing bank debt of MMI and its recently acquired subsidiary, Unionamerica Holdings plc, and for general corporate purposes, which may include other acquisitions and investments in, or extensions of credit to, MMI's subsidiaries.

The Capital Securities, which were sold in a private placement under Rule 144A, are not registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be an offer or sale of the securities in an offering in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. MMI plans to file a registration statement within 150 days of the issue date.

MMI Companies, Inc. is an international healthcare services company with more than 20 years experience providing a wide range of products and services that help the healthcare industry enhance its performance and manage risks associated with the delivery of care. Through its operating subsidiaries, MMI provides strategic consulting services, clinical risk management and operational consulting services and insurance and reinsurance products to the healthcare industry, as well as property and casualty insurance for a variety of U.S. single industry and/or single state risks. In addition to its Deerfield headquarters, MMI has a network of offices throughout the United States and overseas.